Filed Pursuant to Rule 433

Registration Statement No. 333-146472

October 3, 2007

THE CLOROX COMPANY

5.450% SENIOR NOTES DUE 2012

5.950% SENIOR NOTES DUE 2017

Pricing Term Sheet

5.450% Senior Notes due 2012
Issuer:	The Clorox Company
Principal Amount:	$350,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	October 3, 2007
Settlement Date:	October 9, 2007 (T+3)
Maturity Date:	October 15, 2012
Issue Price:	99.864% of principal amount
Coupon:	5.450%
Yield:	5.481%
Benchmark Treasury:	4.250% due September 30, 2012
Benchmark Treasury Yield:	4.231%
Spread to Benchmark Treasury:	125 basis points
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2008
Make-whole Call:	At any time at a discount rate of the applicable Treasury yield plus 20 basis points
CUSIP:	189054AP4
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.
Ratings:

Moody’s: Baa1 (Stable Outlook) / S&P: BBB+ (Stable Outlook)

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer, or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

5.950% Senior Notes due 2017
Issuer:	The Clorox Company
Principal Amount:	$400,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	October 3, 2007
Settlement Date:	October 9, 2007 (T+3)
Maturity Date:	October 15, 2017
Issue Price:	99.648% of principal amount
Coupon:	5.950%
Yield:	5.997%
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Yield:	4.547%
Spread to Benchmark Treasury:	145 basis points
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2008
Make-whole Call:	At any time at a discount rate of the applicable Treasury yield plus 25 basis points
CUSIP:	189054AN9
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.
Ratings:

Moody’s: Baa1 (Stable Outlook) / S&P: BBB+ (Stable Outlook)

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer, or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities Inc. by calling 1-212-834-4533, Citigroup Global Markets Inc. by calling 1-877-858-5407 or Goldman, Sachs & Co. by calling 1-866-471-2526.

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